Exhibit 99.1

News about Refac
Contact:	Raymond A. Cardonne
201-585-0600
Fax:	201-585-2020
E-mail:	cardonne@refac.com
Web site:	www.refac.com

REFAC REPORTS FOURTH QUARTER AND YEAR END RESULTS

Fort Lee, New Jersey, March 25, 2005 - Refac (AMEX: REF) today announced results for the fourth quarter and the year ended December 31, 2004.

For the fourth quarter, the Company had a net loss of $148,000, or ($0.02) per share, on a diluted basis, consisting of a net loss from continuing operations of $152,000, or ($0.02) per share, on revenues of $366,000 and income, net of tax, from discontinued operations of $4,000 or less than $0.01 per share. During the comparable period in 2003, the Company had a net loss of $74,000, or ($0.01) per share, on a diluted basis, consisting of a net loss from continuing operations of $80,000, or ($0.01) per share, on revenues of $464,000 and income, net of tax, from discontinued operations of $6,000 or less than $0.01 per share.

For the year ended December 31, 2004, the Company had a net loss of $225,000 or ($0.03) per share, on a diluted basis, which consists of a net loss from continuing operations of $239,000, or ($0.03) per share, on revenues of $1,779,000, and income, net of tax, from discontinued operations of $14,000, or less than $0.01 per share. During the same period in 2003, the Company had a net loss of $1,496,000 or ($0.26) per share, on a diluted basis, which consists of a net loss from continuing operations of $1,534,000, or ($0.27) per share, on revenues of $1,804,000, and income, net of tax, from discontinued operations of $38,000, or $0.01 per share.

Discontinued Operations - Income from discontinued operations consists of income associated with the sale of the Company’s product development business which it sold in the third quarter of 2002.

Since January 27, 2004, the Company has been focusing its acquisition efforts on opportunities in the asset management sector of the financial services industry. On March 21, 2005, the Company’s Board of Directors decided to broaden the scope of the acquisition search to include other industries.

Refac
Operating Results

	Three Months Ended December 31, (Unaudited)
	2004	2003
Total revenues	$366,000	$464,000
Net loss from continuing operations	(152,000)	(80,000)
Income from discontinued operations, net of taxes	4,000	6,000
Net loss	($148,000)	($74,000)
Loss per diluted share from continuing operations	($0.02)	($0.01)
Income per diluted share from discontinued operations	-	-
Net loss per diluted share	($0.02)	($0.01)
Number of diluted weighted average shares outstanding	6,993,393	6,983,393

	Year Ended December 31,
	2004	2003
Total revenues	$1,779,000	$1,804,000
Net loss from continuing operations	(239,000)	(1,534,000)
Income from discontinued operations, net of taxes	14,000	38,000
Net loss	($225,000)	($1,496,000)
Loss per diluted share from continuing operations	($0.03)	($0.27)
Income per diluted share from discontinued operations	-	0.01
Net loss per diluted share	($0.03)	($0.26)
Number of diluted weighted average shares outstanding	6,992,105	5,717,128

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